Exhibit 5.1

August 28, 2020

Interface, Inc.
1280 West Peachtree Street, NW
Atlanta, GA 30309

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as Vice President, General Counsel and Secretary for Interface, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of:

3,700,000 shares of the Company’s common stock, $.10 par value per share (the “Common Stock”), to be issued pursuant to the Interface, Inc. 2020 Omnibus Stock Incentive Plan, (the “Stock Incentive Plan”), and

In connection with the preparation of the Registration Statement, I have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the Shares as I have deemed relevant under the circumstances.

On the basis of the foregoing, it is my opinion that:

1.	The Company was duly organized and incorporated and is validly existing under the laws of the State of Georgia.

2.	The Common Stock, when issued in accordance with and subject to the terms and conditions of the Stock Incentive Plan, will be legally issued, fully paid and nonassessable.

This opinion is limited to the Georgia Business Corporation Code.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ David B. Foshee
Vice President
General Counsel and Secretary Counsel